Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

January 27, 2017

CHS Inc.

5500 Cenex Drive

Inver Grove Heights, Minnesota 55077

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to CHS Inc., Minnesota cooperative corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $20,000,000 of its shares of Class B Cumulative Redeemable Preferred Stock, Series 1 (the “Shares”), to redeem up to $20,000,000 of the Company’s “patrons’ equities” that are held in the form of qualified capital equity certificates (the “Patrons’ Equities”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in redemption of the Patrons’ Equities as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

BRR/DPS